A special meeting of the fund's shareholders was held on May 12, 2015. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	77,581,512,724.09	94.309
Withheld	4,681,595,131.74	5.691
TOTAL	82,263,107,855.83	100.000
John Engler
Affirmative	77,235,029,401.53	93.888
Withheld	5,028,078,454.30	6.112
TOTAL	82,263,107,855.83	100.000
Albert R. Gamper, Jr.
Affirmative	77,268,568,490.51	93.929
Withheld	4,994,539,365.32	6.071
TOTAL	82,263,107,855.83	100.000
Robert F. Gartland
Affirmative	77,545,384,692.59	94.266
Withheld	4,717,723,163.24	5.734
TOTAL	82,263,107,855.83	100.000
Abigail P. Johnson
Affirmative	77,356,390,361.37	94.036
Withheld	4,906,717,494.46	5.964
TOTAL	82,263,107,855.83	100.000
Arthur E. Johnson
Affirmative	77,271,251,758.26	93.932
Withheld	4,991,856,097.57	6.068
TOTAL	82,263,107,855.83	100.000
Michael E. Kenneally
Affirmative	77,580,680,421.27	94.308
Withheld	4,682,427,434.56	5.692
TOTAL	82,263,107,855.83	100.000
James H. Keyes
Affirmative	77,389,839,684.09	94.076
Withheld	4,873,268,171.74	5.924
TOTAL	82,263,107,855.83	100.000
Marie L. Knowles
Affirmative	77,416,264,861.99	94.109
Withheld	4,846,842,993.84	5.891
TOTAL	82,263,107,855.83	100.000
Geoffrey A. von Kuhn
Affirmative	77,407,603,118.64	94.098
Withheld	4,855,504,737.19	5.902
TOTAL	82,263,107,855.83	100.000
PROPOSAL 3
To modify the fund's fundamental concentration policy.
	# of Votes	% of Votes
Affirmative	67,499,475,472.38	83.144
Against	6,899,757,535.28	8.499
Abstain	6,718,713,409.83	8.276
Broker Non-Votes	66,522,213.09	0.081
TOTAL	81,184,468,630.58	100.000
PROPOSAL 4

For Fidelity Cash Reserves, a shareholder proposal requesting that the Board of Trustees institute procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity.B

	# of Votes	% of Votes
Affirmative	21,196,868,593.49	26.110
Against	54,494,505,799.77	67.125
Abstain	5,426,572,043.06	6.684
Broker Non-Votes	66,522,194.26	0.081
TOTAL	81,184,468,630.58	100.000
A Denotes trust-wide proposal and voting results. B Proposal was not approved by shareholders.